Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

BY AND BETWEEN

PAINCARE HOLDINGS, INC.,

AND

GEORGIA PAIN PHYSICIANS, P.C.

AND

ROBERT E. WINDSOR, M.D.

DATED: May 25th , 2004.

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (the “Agreement”) is entered into effective this 25th day of May, 2004, by and between Georgia Pain Physicians, P.C., a Georgia professional corporation (the “Company”) and its sole shareholder, Robert E. Windsor, M.D., an individual residing in the State of Georgia (“Dr. Windsor”) and PainCare Holdings, Inc., a Florida corporation (hereinafter referred to as “Buyer” or sometimes “PainCare”).

W I T N E S S E T H:

A. Dr. Windsor is a licensed medical provider in the State of Georgia who owns the Company which operates a medical practice specializing in orthopedic medicine, pain management procedures and other ancillary services, solely through Dr. Windsor, its physician employees and other medical personnel (the “Business”) at the following locations: (1) Marietta Center: Georgia Center, North – 2550 Windy Hill Rd, #215, Marietta, GA 30067; (2) Forest Park Center: Georgia Center, South – 541 Forest Parkway, #14, Forest Park, GA 30297; and (3) Calhoun Center: Georgia Surgical Centers of North Georgia – 1089 Redbud Rd, Calhoun, GA 30701 (collectively the “Business Location”); and

B. Dr. Windsor and the Company are desirous of selling all of the non-medical assets of the Business to the Buyer and its Subsidiary and entering into management services agreement with the Subsidiary to manage its Business; and

C. Buyer through a wholly owned subsidiary, PainCare Acquisition Company XII, Inc., a Florida corporation authorized to do business in Georgia (hereinafter called “Subsidiary” and together with the Buyer sometimes hereinafter called the “Acquiring Companies”) is desirous of buying the non-medical assets of the Company and entering into management services agreement with the Company to manage its Business all on the following terms and conditions; and

D. Immediately prior to closing, the Company will assign all of its non-medical Assets to Dr. Windsor, and immediately thereafter, Dr. Windsor will (i) sell seventy percent (70%) of these Non Medical Assets to the “Windsor Nongrantor Trust”; an Irrevocable Nongrantor Trust, and (ii) assign the remaining non-medical Assets to the “Windsor Family Limited Partnership,” a Georgia Family Limited Partnership (the “Windsor Partnership”);

E. Hereafter, Dr. Windsor, the Windsor Trust, the Windsor Partnership, and the Company will sometimes be referred to collectively as the “Sellers.” PainCare, the Subsidiary, and the Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties”; and

F. In connection with this acquisition, PainCare desires to have Subsidiary enter into a management services agreement with the Company, in which the management services agreement is the significant inducement for the Acquiring Companies to acquire the non-medical assets of the Company.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained and the sum of $10.00 and other good and valuable consideration paid by Buyer to Seller, receipt of which is hereby acknowledged by Seller, it is mutually covenanted and agreed by the parties hereto as follows:

1. PURCHASE AND SALE OF ASSETS

1.1 Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), and except as otherwise stated, Seller shall sell, transfer, convey, assign, and deliver to Subsidiary and Buyer shall purchase and accept, unless otherwise excluded as provided herein, all of the non-medical business rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued, contingent or otherwise, and wherever situated) of Seller, used, held for use or acquired or developed for use in the Business, or developed in the course of conducting the Business or by persons employed in the Business (collectively the “Purchased Assets”). The Purchased Assets shall include all the following assets or rights of the Seller, to the extent so used, held, acquired or developed in the Business:

(a) Cash and Cash Equivalents and Accounts Receivable. All cash and cash equivalents, and the Accounts Receivable for the Business described in Disclosure Schedule 1.1.(a).

(b) Leased Real Property. The lease of real property with respect to Business Location (the “Real Property Lease”) described in Disclosure Schedule 1.1.(b).

(c) Personal Property. All other property described in Disclosure Schedule 1.1.(c).

(d) Inventory. All inventories including, without limitation, supplies, merchandise and durable medical equipment on the Closing Date, together with related packaging and delivery materials (collectively the “Inventory”). Such Inventory shall not include, however, medicine or pharmaceuticals of any kind.

(e) Personal Property Leases. All leases of equipment and other personal property leased by Seller for use in the Business (the “Personal Property Leases”) described in Disclosure Schedule 1.1(e).

(f) Intellectual Property. Seller’s interest in any and all Intellectual Property. As used herein, the term “Intellectual Property” shall mean and include: (i) all trademark rights, business identifiers, trade dress, logos, service marks, trade names and brand names, all registrations thereof and applications therefore and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship;

(iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; (vi) all computer software (including all data and related documentation); (vii) all other proprietary rights; (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (ix) all claims for infringement or breach of any of the foregoing.

(g) Contracts. All Seller’s rights in, to and under all contracts, agreements, license agreements, purchase orders and sales orders (hereinafter “Contracts”) of Seller as it relates to the non-medical aspects of the Business. To the extent that any Contract for which assignment to the Subsidiary is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Seller and the Acquiring Companies agree to use their reasonable best efforts (without any requirement on the part of to pay any money or agree to any change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Contract to the Subsidiary in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Seller agrees to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to the Subsidiary under the relevant Contract, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer, upon notice to Seller, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Contract and any such Contract shall not be deemed to be a Purchased Asset hereunder.

(h) Computer Software. All computer programs and other software, documentation and related property and information of Seller.

(i) Records and Files. All records, files, invoices, customer lists, specifications, designs, drawings, accounting records, financial records, business records, operating data and other data but not including any patient files or records.

(j) Licenses; Permits. All business (but not medical) licenses, permits and approvals necessary to operate the Business in the State of Georgia (“Licenses and Permits”) described in Disclosure Schedule 1.1(j).

(k) General Intangibles. All prepaid items, all causes of action arising out of occurrences before or after the Effective Date, and other intangible rights and assets including, without limitation, telephone numbers, directory listings, and prepaid advertisements.

1.2 Excluded Assets. Section 1.1 notwithstanding, Seller shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept the following assets of Seller:

(a) Consideration. The consideration delivered by Buyer to Seller pursuant to this Agreement.

(b) Tax Credits and Records. Federal, state and local income and franchise tax credits and tax refund claims and associated returns and records. Buyer shall have reasonable access to such records and may make excerpts therefrom and copies thereof.

(c) Personal Assets. Those personal assets of Seller listed in Disclosure Schedule 1.2.(c).

(d) Medical Assets. All medical assets of the Business including patient files and records, medicine, pharmaceuticals, medical licenses, third party payor agreements and provider numbers.

2. ASSUMPTION OF LIABILITIES

2.1 Liabilities to be Assumed. As used in this Agreement, the term “Liability” shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Effective Date, the Subsidiary shall assume or take subject to, as the case may be, and agrees to perform and discharge the following, and only the following, Liabilities of Seller:

(a) Certain Liabilities. Those certain accrued Liabilities reflected listed in Disclosure Schedule 2.1.(a).

(b) Contractual Liabilities. Seller’s Liabilities as of and after the Effective Date under and pursuant to the Contracts described in Section 1.1.(b), 1.1.(e) and 1.1.(g).

(c) Liabilities Under Permits and Licenses. Seller’s Liabilities as of and after the Effective Date under any permits or licenses listed in Disclosure Schedule 1.1(j) and assigned to the Subsidiary at the Closing.

The Liabilities described in subsections 2.1.(a), 2.1.(b), and 2.1.(c) above are hereinafter collectively described as the “Assumed Liabilities.”

2.2 Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 2.1, the Acquiring Companies are not assuming nor buying the Purchased Assets subject to any Liabilities of Seller and all such Liabilities shall be and remain the responsibility of Seller.

2.3 Taxes Arising from Transaction. The Acquiring Companies shall not assume or be responsible for any taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes.

2.4 Income and Franchise Taxes. The Acquiring Companies shall not assume or be responsible for any Liability of Seller for Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

2.5 Product, Medical Malpractice and Service Liability. The Acquiring Companies shall not assume or be responsible for any Liability of Seller arising out of or in any way relating to or resulting from, either directly or indirectly, any medical negligence, malpractice or professional or personal liability or pharmaceutical, medication or product manufactured, formulated, mixed, compounded, assembled or sold or any service performed by Seller, its contractors or any of its employees prior to or after the Effective Date (including any Liability of Seller or any of its employees, contractors or agents for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, negligence, breach of warranty or otherwise).

2.6 Litigation Matters. The Acquiring Companies shall not assume or be responsible for any Liability of Seller with respect to any action, claim, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative (“Litigation”).

2.7 Infringements. The Acquiring Companies shall not assume or be responsible for any Liability of Seller with respect to a third party for infringement of such third party’s Intellectual Property.

2.8 Transaction Expenses. The Acquiring Companies shall not assume or be responsible for any Liabilities incurred by Seller in connection with this Agreement and the transactions contemplated herein.

2.9 Liability For Breach. The Acquiring Companies shall not assume or be responsible for any Liabilities of Seller for any breach or failure to perform any of Seller’s covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to or after the Closing, any other contract or agreement, whether or not assumed hereunder, including breach arising from assignment of contracts hereunder without consent of third parties.

2.10 Liabilities to Affiliates. The Acquiring Companies shall not assume or be responsible for any Liabilities of Seller to its present or former Affiliates.

2.11 Violation of Laws or Orders. The Acquiring Companies shall not assume or be responsible for any Liabilities of Seller for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, “Government Entities”).

3. PURCHASE PRICE - PAYMENT

3.1 Initial Transaction Consideration. Subject to the adjustments set forth in Section 3.2 below, the initial aggregate transaction consideration that Buyer shall pay to the Seller for the Purchased Assets shall equal (i) the amount of the Assumed Liabilities plus (ii) One Million One Hundred Twenty Five Thousand and 00/100 Dollars ($1,125,000) all of which shall be comprised of cash (the “Cash Due At Closing” or sometimes the “Initial Transaction Consideration” ) which shall be delivered via wire transfer on the Closing Date to a bank account designated by the Seller.

3.2 Potential Post Closing Adjustments.

(a) Accounts Receivable Adjustment. If the Subsidiary, within the six (6) month calendar period immediately following the Closing Date, does not collect a total of at least $1,200,000 from the accounts receivable purchased pursuant to this Agreement (the “Acquired Accounts Receivable”), then the Initial Transaction Consideration shall be reduced dollar for dollar by the A/R Adjustment. The “A/R Adjustment” shall equal the difference between $1,200,000 and the amount of the Acquired Accounts Receivable actually collected by the Subsidiary during such twelve (12) month period. Buyer shall receive payment for the A/R Adjustment through a lump sum cash payment from the Seller within seven (7) days after the end of the six (6) month period.

3.3 Contingent Installment Payments. On the last day of each of the three (3) successive twelve (12) month periods (hereinafter at times referred to as the “First Twelve Month Period”, the “Second Twelve Month Period” and “Third Twelve Month Period,” respectively) which immediately follow the Closing Date, Pain Care pay to Seller $375,000 (each a “Contingent Installment Payment”) if, and only if, all of the following conditions are satisfied (each a “Condition” and collectively, the “Conditions”) throughout the First Twelve Month Period, the Second Twelve Month Period and the Third Twelve Month Period: (i) Dr. Windsor and Practice Operator (as defined in that certain MSA dated May 25, 2004 (the “MSA”) by and among PainCare Acquisition Company XII, Inc., Georgia Pain Physician, P.C., and Robert E. Windsor, M.D.) are in compliance with all of the terms and conditions applicable to Dr. Windsor and Practice Operator in the MSA, including but in no way limited to, timely payment in full of the Management Fee (as defined in the MSA) and compliance with the restrictive covenant provisions set forth in Section 10 of the MSA); (ii)Dr. Windsor is in compliance with the restrictive covenant provisions of Section 11 of that certain Merger Agreement and Plan of Reorganization dated May 25, 2004 (the “Merger Agreement”) by and among PainCare Holdings, Inc., PainCare Acquisition Company XII, Inc., Georgia Surgery

Centers, Inc. and Robert Windsor, M.D.); and (iii) Dr. Windsor and Practice Operator are in compliance with the restrictive covenant provisions of Section 12 of this Agreement. To the extent that each of the Conditions are satisfied throughout the First Twelve Month Period, Second Twelve Month Period and Third Twelve Month Period, then PainCare shall pay to the Shareholder $375,000 within thirty (30) days of the end of each of the First Twelve Month Period, Second Twelve Month Period and Third Month Period. To the extent that any of the Conditions are not satisfied during any of the First Twelve Month Period, Second Twelve Month Period and Third Twelve Month Period, then for the applicable Twelve Month Period where any of the Conditions are not satisfied, and each subsequent Twelve Month Period, PainCare shall not pay, and shall have no duty or obligation to ever pay, and Shareholder shall not receive, and shall have no right to ever receive, any Contingent Installment Payment. For example, by the way of illustration only, assume that throughout the First Twelve Month Period the Conditions are satisfied and in the middle of the Second Twelve Month Period the Conditions are no longer satisfied, then, in this example, PainCare shall pay the $375,000 Contingent Installment Payment within thirty (30) days of the end of the First Twelve Month Period; however, PainCare shall not pay, and shall have no duty or obligation to ever pay, and Shareholder shall not receive, and shall have no right to ever receive, any Contingent Installment Payment with respect to the Second Twelve Month Period and Third Twelve Month Period.

3.4 Prorations. The following prorations relating to the Purchased Assets will be made as of the Effective Date, with Seller liable to the extent such items relate to any time period prior to the Effective Date and Buyer liable to the extent such items relate to periods as of and subsequent to the Effective Date provided this Agreement is not terminated as provided for herein. Except as otherwise specifically provided herein, the net amount of all such prorations will be settled and paid as the parties agree:

(a) Personal property taxes, assessments and other taxes, if any, on or with respect to the Purchased Assets.

(b) Rents, additional rents, taxes and other items payable by Seller under any lease, license, permit, contract or other agreement relative to the Assumed Liabilities.

(c) The amount of rents, taxes and charges for sewer, water, fuel, telephone, electricity and other utilities.

(d) All other items normally adjusted in connection with similar transactions.

3.5 Other Payments and Adjustments. The amount of wages and other remuneration due in respect of periods prior to the Effective Date to non-medical employees of the Business and the amount of bonuses due to such employees for all such periods will be paid by Seller directly to such employees.

3.6 Allocation of Purchase Price. The aggregate Purchase Price (including the assumption by the Acquiring Companies of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with Disclosure Schedule 3.6. Seller and

Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service (“IRS”) under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) or any regulations thereunder, Buyer and Seller will disclose such reports to the other prior to filing with the IRS.

4. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to the Acquiring Companies, each of which is true and correct on the date this Agreement is executed and shall remain true and correct to and including the Effective Date, shall be unaffected by any investigation heretofore or hereafter made by the Acquiring Companies, or any knowledge of the Acquiring Companies other than as specifically disclosed and accepted by the Acquiring Companies in the disclosure schedules delivered to the Acquiring Companies at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein.

4.1 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized. No other or further act or proceeding on the part of Seller or any lienholder or other party is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Seller pursuant hereto will constitute, valid binding agreements of Seller, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

4.2 No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto, nor the consummation by Seller of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity or (c) will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of the Purchased Assets are subject, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.8), upon any of the Purchased Assets under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party or by which Seller or any of its assets or properties may be bound or affected.

4.3 Tax Matters. Except as set forth on Disclosure Schedule 4.3: (i) all state, foreign, county, local and other tax returns relating primarily to the Business or the Purchased Assets, or required to be filed by or on behalf of Seller in any jurisdiction or any political subdivision thereof, have been timely filed and the taxes paid or adequately accrued; (ii) Seller has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees, contractors and agents of the Business; and (iii) Seller has not received any notice of underpayment of taxes or other deficiency which has not been paid and there are outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return or report relating primarily to the Business or the Purchased Assets, or required to have been filed by Seller in any jurisdiction or political subdivision thereof.

4.4 Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in Disclosure Schedule 4.4, Seller does not have any Liabilities, other than commercial liabilities and obligations incurred in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on Seller or the Business, or the financial condition or results of operations of the Business. Except as and to the extent described in Disclosure Schedule 4.4, Seller has no knowledge of any basis for the assertion against Seller or the Business or the Purchased Assets of any liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities, except commercial liabilities and obligations incurred in the ordinary course of Seller’s Business and consistent with past practice.

4.5 Compliance With Laws and Orders.

(a) Compliance. Except as set forth in Disclosure Schedule 4.5(a), the Company and the Business (including each and all of its operations, practices, properties and assets) is in compliance with all applicable laws and orders, including, without limitation, those applicable to discrimination in employment, Medicare, insurance billings, providing of medical services, sales of medication and durable medical equipment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, and product advertising. Except as set forth in Disclosure Schedule 4.5(a), Seller has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any laws or orders with respect to the operations of the Business. All reports and returns required to be filed by Seller with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

(i) The operation of the Business as it is now conducted does not, nor does any condition existing at the Business Location, in any manner constitute a nuisance or other tortuous interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of the Business or the manner in which it is now conducted.

(ii) Seller has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments where it is required to maintain such accounts with respect to the operations of the Business, and each of such accounts has a positive balance.

(iii) Seller has timely filed, in a complete and correct manner, all requisite claims and other reports required to be filed in connection with all state and federal Medicare and Medicaid programs due on or before the date hereof. There are no claims, actions, payment reviews, or appeals pending or threatened before any commission, board or agency, including, without limitation, any intermediary or carrier, the Administrator of the Health Care Financing Administration, the Georgia Department of Health and Rehabilitative Services, the Georgia Board of Medicine or any other state or federal agency with respect to any Medicare or Medicaid claims filed by the Seller on or before the Effective Date or program compliance matters, which would adversely affect the Business, the Purchased Assets or the consummation of the transactions contemplated hereby. No validation review or program integrity review related to the Seller (other than normal, routine reviews) has been conducted by any commission, board or agency in connection with the practice of medicine or any Medicare or Medicaid program, and no such reviews are scheduled, pending or, threatened against or affecting the Seller or the consummation of the transactions contemplated hereby.

(ii) Neither Seller nor any person or entity providing services for Seller have engaged in any activities which are prohibited under 42 U.S.C. d1320a-7a or d1320a-7b, or the regulations promulgated thereunder, pursuant to such statutes or any other related state or local statutes and regulations, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its, his or her own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration kickback, bribe or rebate, directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration in return for (e) referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (f) purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering, any medication, goods, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid. No physician (or his or her immediate family members) having a “financial relationship” with Seller, as that term is defined in 42 U.S.C. Section 1395nn, is in a position, directly or indirectly, to refer patients or services to the Seller, or any such referral complies with the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.

(v) Seller has filed when due any and all material cost reports and other documentation and reports, if any, required to be filed by third-party payors and governmental agencies in compliance with applicable contractual provisions and/or laws, regulations and rules.

(b) Licenses and Permits. Seller has all licenses, permits, approvals, authorizations and consents of all Government Entities and insurance companies including Medicare and all certificates, licenses and permits required for the conduct of the Business. Except as set forth in Disclosure Schedule 4.5(b), the Business (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

4.6 Title to and Condition of Properties.

(a) Marketable Title. Seller has good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, covenants, reservations, restrictions, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, “Liens”) except those described in Disclosure Schedule 4.6(a). None of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. Seller has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to the Subsidiary as contemplated hereby. At Closing, The Subsidiary will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except those described in the appropriate Disclosure Schedule.

(b) Condition. All tangible assets constituting Purchased Assets hereunder are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Seller), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of Seller as conducted during the preceding twelve (12) months and as contemplated for the next three (3) years. All buildings and other structures owned or otherwise utilized by Seller in operating the Business are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

(c) No Condemnation or Expropriation. Neither the whole nor any portion of the Purchased Assets is subject to any order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefore, nor to the best of Seller’s knowledge has any such condemnation, expropriation or taking been proposed.

4.7 Insurance. Set forth in Disclosure Schedule 4.7 is a complete and accurate list and description of all policies of errors and omissions, fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the Company and the Business and the Purchased Assets, true and correct copies of which have heretofore been delivered to the Acquiring Companies. Disclosure Schedule 4.7 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $5,000.00. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the Business and the Purchased Assets, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Disclosure Schedule 4.7 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses from the beginning of the most recent fiscal year to date equal 25% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and Seller has no information or knowledge of any act or omission of Seller which could result in cancellation of any such policy prior to its scheduled expiration date. Seller has not been refused any insurance with respect to any aspect of the operations of the Business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Seller has duly and timely made all claims it has been entitled to make under each policy of insurance. There is no claim by Seller pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and Seller does not know of any basis for denial of any claim under any such policy. Seller has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefore will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of any such policy. Such policies are sufficient in all material respects for compliance by Seller with all requirements of law and with the requirements of all material contracts to which Seller is a party.

4.8. Contracts and Commitments.

(a) Real Property Lease. Except as set forth in Disclosure Schedule 1.1.(b), Seller has no leases of real property used or held for use in connection with the Business or the Purchased Assets.

(b) Personal Property Leases. Except as set forth in Disclosure Schedule 1.1(e), Seller has no leases of personal property used or held for use in connection with the Business or the Purchased Assets.

(c) Purchase Commitments. Seller has no purchase commitments for inventory items or supplies in connection with the Business.

(d) Sales Commitments. Seller has no sales contracts or commitments to customers or distributors in connection with or affecting the Business or the Purchased Assets. Seller has no sales contracts or commitments in connection with or affecting the Business or the Purchased Assets except those made in the ordinary course of business, at arm’s length, and no such contracts or commitments are for a sales price which would result in a loss to the Business.

(e) Contracts With Affiliates and Certain Others. Seller has no agreement, understanding, contract or commitment (written or oral) in connection with or affecting the Business or the Purchased Assets with any Affiliate or any other officer, employee, agent, consultant, distributor, dealer or franchisee.

(f) Powers of Attorney. The Seller has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever in connection with or affecting the Business or the Purchased Assets.

(g) Loan Agreements. Except as otherwise disclosed in the Disclosure Schedules, Seller is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise, which obligation constitutes or gives rise or could by its terms, through the giving of notice or any other events short of judgment by a court, give rise to a lien against any Purchased Asset.

(h) Guarantees. Except as otherwise disclosed in the Disclosure Schedules, Seller has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person, in connection with the Business or in any other way which affects the Business or the Purchased Assets.

(i) Government Contracts. Except as otherwise disclosed in the Disclosure Schedules, Seller is not a party to any contract with any governmental body.

(j) Burdensome or Restrictive Agreements. Seller is not a party to nor is it bound by any agreement, deed, lease or other instrument in connection with or affecting the Business or the Purchased Assets which is so burdensome as to materially affect or impair the operation of the Business. Without limiting the generality of the foregoing, Seller is not a party to nor is it bound by any such agreement requiring Seller to assign any interest in any trade secret or proprietary information constituting Purchased Assets hereunder, or prohibiting or restricting Seller in its operation of the Business from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on the Business anywhere in the world.

(k) No Default. Seller is not in default under any lease, license, contract or commitment in its operation of the Business, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Seller’s obligations or result in the creation of any Lien on any Purchased Asset. No third party is in default under any such lease, contract or commitment to which Seller is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof.

4.9. Employee Benefit Plans. There are no pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, “golden parachutes,” collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by Seller in its operation of the Business (“Business Employees”).

4.10 Intellectual Property. Disclosure Schedule 4.10 lists all Intellectual Property of the type described in Section 1.1(f) which are or were used, held for use, or acquired or developed for use in the Business, or developed in the course of conducting the Business or by persons employed in the Business, specifying whether such Intellectual Property are owned, controlled, used or held (under license or otherwise) by Seller, and also indicating which of such Intellectual Property are registered. Seller is not infringing and has not infringed any Intellectual Property of another in the operation of the Business, nor is any other person infringing the Intellectual Property of Seller. Seller has not granted any license or made any assignment of any Trade Right listed on Disclosure Schedule 4.10, and no other person has any right to use any such Trade Right. Seller does not pay any royalties or other consideration for the right to use any Intellectual Property of others. There is no Litigation pending or threatened to challenge Seller’s right, title and interest with respect to its continued use and right to preclude others from using any Intellectual Property of Seller. All Intellectual Property of Seller are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Seller.

4.11 Product Warranty and Product Liability. There are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. There are no defects in design, construction or manufacture of Products which would adversely affect performance or create an unusual risk of injury to persons or property. None of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign and, to Seller’s knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. As used in this Section 4.13, the term “Products” means any and all medication and other products currently or at any time previously manufactured, compounded, mixed, formulated, distributed or sold by Seller, or by any predecessor of Seller under any brand name or mark under which products are or have been manufactured, distributed or sold by Seller, in or through the Business.

4.12 Assets Necessary to Business. The Purchased Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit The Subsidiary to carry on, as currently used or held for use in, the non-medical aspects of the Business as presently conducted.

4.13 No Brokers or Finders. Neither Seller nor any of its employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

4.14 Financial Statements. Included as Disclosure Schedule 4.14 are true and complete copies of the financial statements of the Seller consisting of (i) a balance sheet of the Seller as of December 31, 2003 and the related statements of operations for the year then ended (including the notes contained therein or annexed thereto), which financial statements are audited, and (ii) an unaudited balance sheet of the Seller as of March 31, 2004 (the “Recent Balance Sheet”), and the related unaudited statements of operations for the three (3) months then ended (the “Recent Statement of Operations”) and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including the notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, have been prepared in accordance with the books and records of the Seller and fairly present, in accordance with generally accepted accounting principles, the assets with adequate provision made for doubtful accounts, liabilities and financial position, the results of operations of the Seller as of the dates and for the years and periods indicated.

4.15. Conduct Since Date of Recent Balance Sheet. Except as set forth in this Agreement and as disclosed in Disclosure Schedule 4.15 hereto, none of the following has occurred since the date of the Recent Balance Sheet:

(a) No Adverse Change. Any material adverse change in the financial condition, Purchased Assets, Assumed Liabilities, Business, prospects or operations of the Seller;

(b) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, affecting the Seller’s Business or the Purchased Assets;

(c) No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of the Seller (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued, that exceeds in the aggregate a five percent (5%) increase in the total compensation or benefits payable to any single employee or agent of the Seller;

(d) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the Business or the Purchased Assets;

(e) No Commitments. Any commitment or transaction by the Seller (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

(f) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of the Seller, except in the ordinary course of business;

(g) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by the Seller;

(h) No Liens. Any mortgage, pledge, lien or encumbrance made on any of the Purchased Assets;

(i) No Amendment of Contracts. Any entering into, amendment or termination by the Seller of any Assumed Liability, or any waiver of material rights thereunder, other than in the ordinary course of business;

(k) Credit. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of the Seller’s policies or practices with respect to the granting of credit; or

(l) No Unusual Events. Any other event or condition not in the ordinary course of business of the Seller.

4.16 Companies and Affiliates. Seller has no interests in any entity nor does the Seller own or control, directly or indirectly, any capital stock of any corporation or interest in any partnership, trust or unincorporated association, or any interest or investment in any other corporation, association or other business entity which operates any part of the Business or otherwise has a contract with Seller with respect to providing any service or product to the Business.

4.17 Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Disclosure Schedule 4.17, the Seller does not have any material liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise) other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the Business or the Purchased Assets. Except as and to the extent described in the Recent Balance Sheet or in Disclosure Schedule 4.17, the Seller has no any information, knowledge or belief of any basis for the assertion against the Seller, business and/or Purchased Assets of any material liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to such material liabilities, except commercial liabilities and obligations incurred in the ordinary course of the Seller’s business and consistent with past practice.

As of the Closing, other than the current trade accounts payable or otherwise described in the Disclosure Schedules, the Seller, as it pertains to the Business and the Purchased Assets, shall not have any unpaid liabilities, including, but not limited to, any bank debt, capital leases or any general or professional liability claims, or be obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection. Except as disclosed in detail in Section 4.17 of the Disclosure Schedule, the Seller does not have any Liabilities or obligations which might be or become a charge against the Subsidiary.

4.18 Accounts Receivable. All Accounts Receivable of the Company represent arm’s length sales actually made in the ordinary course of business; are collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. Disclosure Schedule 4.18 contains an aged schedule of accounts receivable included in the Recent Balance Sheet.

The Seller knows of no reason why such accounts receivable would not be collectible by the Seller according to approximately the same ratios as accounts receivable have been historically collectible by the Company. All outstanding accounts and notes receivable included on Disclosure Schedule 4.18 and generated through the Closing arose in the ordinary course of business. The Company has not incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise, except as provided in the Disclosure Schedules.

4.19 Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes (“Waste”) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act (“CERCLA”), as amended, and their state and local counterparts are herein collectively referred to as the “Environmental Laws”. Without limiting the generality of the foregoing provisions of this Section, Seller is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Disclosure Schedule 4.19, there is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against the Seller relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Disclosure Schedule 4.19, there are no past or present or future events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

4.20 Personnel. Disclosure Schedule 4.20 attached hereto contains accurate and complete information as to names and rates of compensation (whether in the form of salaries, bonuses, commissions or other supplemental compensation now or hereafter payable) of all personnel of the Seller, together with information as to any contracts with any such personnel. The Company has no pension, profit-sharing, bonus, incentive, insurance or other employee benefit plans (including without limitation any such plans within the meaning of Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended) in which any employees of the Company participate, except as set forth on the Disclosure Schedule 4.20.

4.21 Bank Accounts. Disclosure Schedule 4.21 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company, with respect to the Business, maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

4.22. Tax Matters.

(a) Tax Returns. The Seller has filed all Tax Returns it was required to file. All such Tax Returns were correct and complete in all respects and were filed on a timely basis. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. The Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim is currently pending by an authority in a jurisdiction where the Business or Seller is domiciled or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Withholding. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No Waivers. The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Audits of Tax Returns. No Tax Return of the Seller is currently under audit or examination by any taxing authority, and the Seller has not received a written notice stating the intention of any taxing authority to conduct such an audit or examination. Each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. The revenue agents’ reports related to any prior audits and examinations are attached as part of Section 4.22 of the Disclosure Schedule.

(e) Period of Assessment. There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

(f) Tax Agreements. The Seller is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement with respect to Taxes, including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority.

4.23 Insurance; Malpractice. Section 4.7 of the Disclosure Schedule contains a list and brief description of all policies or binders of fire, liability, product liability, workers compensation, health and other forms of insurance policies or binders currently in force insuring against risks to which the Seller has been a party, a named insured or otherwise the beneficiary of coverage at any time during the five (5) years immediately preceding the Closing Date. Section 4.23 of the Disclosure Schedule contains a description of all current malpractice liability insurance policies of the Seller and the Seller’s professional employees and all predecessor policies in effect. Except as set forth on Section 4.23 of the Disclosure Schedule: (a) neither the Company, nor its professional employees, has during the five (5) years immediately preceding the Closing Date, filed a written application for any insurance coverage relating to the Seller’s business or property which has been denied by an insurance agency or carrier; and (b) the Seller, the Seller’s professional employees and the Seller has been continuously insured for professional malpractice claims during the same period.

4.24 Litigation. Except as noted in Section 4.24 of the Disclosure Schedule, there is no litigation, arbitration, governmental claim, investigation or proceeding, pending or, to the Seller’s knowledge, threatened, against the Seller at law or in equity, before any court, arbitration tribunal or governmental agency. The Seller has no knowledge of any facts on which claims may hereafter be made against the Seller that will have a material adverse effect on the Business, Purchased Assets or the Subsidiary. All medical malpractice claims, general liability incidents and incident reports relating to the Business have been submitted to the Seller’s insurer. All claims made or, to each of the Seller’s knowledge, threatened against the Seller in excess of the deductible are covered under Seller’s current insurance policies. Seller has provided the Acquiring Companies with a complete list of all general liability incidents, incident reports and malpractice claims relating to the Business for the five (5) year period prior to the Closing Date.

4.25 Health Care Compliance. The Seller is participating or otherwise authorized to receive reimbursement from Medicare and Medicaid and is a party to other third-party payor agreements set forth in Section 4.25 of the Disclosure Schedule. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned, and no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third-party payor program. The Seller is in compliance in all material respects with the requirements of all such third-party payors applicable thereto. None of Seller’s physician employees, the Seller, or immediate family members of the Seller, have any financial relationship (whether investment interest, compensation interest, or otherwise) with any entity to which any of the foregoing refer patients, except for such financial relationships that qualify for exceptions to state and federal laws restricting physician referrals to entities in which they have a financial interest.

4.26 Fraud and Abuse. The Seller and all persons and entities providing professional services for the Business have not engaged in any activities which are prohibited under 42 U.S.C. § 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose Knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration: (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid; or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid. The Seller has at all times complied with the requirements of Georgia Statutes which prohibit physicians who have an ownership, investment or beneficial interest in certain health care facilities from referring patients to such facilities for the provisions of designated and other health services, and has at all times complied with the Georgia Statutes. Furthermore, the Seller has filed all reports required to be filed by the State of Georgia and federal law regarding compensation arrangements and financial relationships between a physician and an entity to which the physician refers patients.

4.27 Legal Compliance. The Seller and its Affiliates have complied with all applicable Laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings of federal, state, local, and foreign governments (and all agencies thereof)), and no action, suit, proceeding, hearing, complaint, claim, demand, notice or investigation has been filed or commenced, or to the Knowledge of the Seller, threatened against the Seller or the Business alleging any failure so to comply. The Seller and all physicians and other health care professionals engaged or employed by the Seller have all permits and licenses required by applicable Law, have made all required regulatory filings and are not in violation of any such permit or license. The Business lawfully operated in accordance with the requirements of all applicable Laws and has in full force and effect all authorizations and permits necessary to operate a medical practice. There are no outstanding notices of deficiencies relating to the Seller or the Business issued by any governmental authority or third-party payor requiring conformity or compliance with any applicable law or condition for participation with such governmental authority or third-party condition for participation with such governmental authority or third-party payor. The Seller has not received notice and the Seller has no Knowledge or reason to believe that, such necessary authorizations may be revoked or not renewed in the ordinary course of business.

4.28 Rates and Reimbursement Policies. The jurisdiction in which the Business is located does not currently impose any restrictions or limitations on rates which may be charged to private pay patients receiving services provided by the Seller except for restrictions promulgated by Georgia law and regulation on charging of excessive fees and limitations on charges for and profits from the sale of medications, goods and devices and free samples. The Seller does not have any rate appeal currently pending before any governmental authority or any administrator of any third-party payor program. The Seller has no Knowledge of any applicable Law, which affects rates or reimbursement procedures which has been enacted, promulgated or issued preceding the date of this Agreement or any such legal requirement proposed or currently pending in the State of Georgia which could have a material adverse effect on the Seller, the Business, or the Purchased Assets or may result in the imposition of additional Medicaid, Medicare, charity, free care, welfare, or other discounted or government assisted patients at the Business or require the Subsidiary or Seller to obtain any necessary authorization which the Seller does not currently possess. The Seller has no Knowledge of any impending proposed reduction in reimbursement from third party or other payors nor Knowledge of any threatened termination of payor contracts.

4.29 Medical Staff. Except as set forth on Section 4.29 of the Disclosure Schedule, the Seller has no Knowledge of a physician who is providing services on behalf of the Business who plans, or has threatened to terminate his or her employment or other relationship with the Seller. None of the physicians providing services on behalf of the Business currently has plans to retire from the practice of medicine in the next five (5) years.

4.30 Seller and Other Providers. During the five (5) years preceding the Closing Date, each physician, and other health care provider who is or was employed by, or who renders or has rendered services on behalf of, the Company:

(a) Licenses. Has been duly licensed and registered, and in good standing by the State of Georgia to engage in the practice of medicine, and said license and registration have not been suspended, revoked or restricted in any manner;

(b) Controlled Substances. Has current controlled substances registrations issued by the State of Georgia and the U.S. Drug Enforcement Administration, which registrations have not been surrendered, suspended, revoked or restricted in any manner;

(c) Actions. Except as set forth on Section 4.30 of the Disclosure Schedule, has not been a party or subject to:

(i) Malpractice Actions. Any malpractice suit, claim (whether or not filed in court), settlement, settlement allocation, judgment, verdict or decree;

(ii) Disciplinary Proceedings. Any disciplinary, peer review or professional review investigation, proceeding or action instituted by any licensure board, hospital, medical school, physical therapy school, health care facility or entity, professional society or association, third party payor, peer review or professional review committee or body, or governmental agency;

(iii) Criminal Proceedings. Any criminal complaint, indictment or criminal proceedings;

(iv) Investigation. Any investigation or proceedings, whether administrative, civil or criminal, relating to an allegation of filing false health care claims, violating anti-kickback or fee-splitting laws, or engaging in other billing improprieties;

(v) Mental Illnesses. Any organic or mental illness or condition that impairs or may impair such physician’s ability to practice;

(vi) Substance Abuse. Any dependency on, habitual use or episodic abuse of alcohol or controlled substances, or any participation in any alcohol or controlled substance detoxification, treatment, recovery, rehabilitation, counseling, screening or monitoring program;

(vii) Professional Ethics. Any allegation, or any investigation or proceeding based on any allegation of violating professional ethics or standards, or engaging in illegal, immoral or other misconduct (of any nature or degree), relating to his or her practice; or

(viii) Application for Licensure. Any denial or withdrawal of an application in any state for licensure as a physician or physical therapist, for medical staff privileges at any hospital or other health care entity, for board certification or recertification, for participation in any third party payment program, for state or federal controlled substances registration, or for malpractice insurance.

4.31 Third-party Payors. Section 4.31 of the Disclosure Schedule sets forth an accurate, correct and complete list of the Company’s third-party payors. The Seller has not received any notice nor has any Knowledge that any third-party payor intends to terminate or materially reduce its business with, or reimbursement to, the Seller. The Seller has no reason to believe that any third-party payor will cease to do business with the Seller after, or as a result of, the consummation of any transactions contemplated hereby. The Seller does not know of any fact, condition or event which would adversely affect its relationship with any third-party payor.

4.32 Disclosure. No representation or warranty by Seller in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Seller pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, disclosure schedules or document delivered by or on behalf of Seller shall be deemed representations and warranties by Seller.

4.33 Corporate Practice or Fee Splitting. The actions, transactions or relationships arising from, and contemplated by, this Agreement does not violate any law, rule or regulation relating to the corporate practice of medicine or fee splitting. The Seller accordingly agrees that he will not and will not cause any other Party, in an attempt to void or nullify this Agreement or any document related to the Transaction or any relationship involving PainCare or Subsidiary to sue, claim, aver, allege or assert that any such document or any such relationship violates any law, rule or regulation relating to the corporate practice of medicine or fee splitting.

4.34 Staff Privileges. Disclosure Schedule 4.34 lists all hospitals at which all physicians employed by the Company has full staff privileges. Such staff privileges have not ever been revoked, surrendered, suspended or terminated, and to the best of the Seller’s Knowledge, there are no, and have not been any, facts, conditions or incidents that may result in any such revocation, surrender, suspension or termination.

4.35 Intentions. Dr. Windsor intends to continue practicing medicine on a full-time basis for the next five (5) years with the Company and does not know of any fact or condition that adversely affects, or in the future may adversely affect, his ability or intention to practice medicine on a full-time basis for the next five (5) years with the Company.

4.36 HIPAA. Disclosure Schedule 4.36 lists and describes all plans and other efforts of the Seller with respect to the practice locations to comply with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the final regulations promulgated thereunder, whether such plans and efforts have been put in place or are in process. Disclosure Schedule 4.36 includes but is not limited in any manner whatsoever to any privacy compliance plan of the Seller in place or in development, and any plans, analyses or budgets relating to information systems including but not limited to necessary purchases, upgrades or modifications to effect HIPAA compliance.

4.37 Improper and Other Payments. (a) Neither the Seller, any employee agent or representative of the Seller nor any person acting on behalf of any of them, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any person or authority, (b) no contributions have been made, directly or indirectly, by the Seller to a domestic or foreign political party or candidate; and (c) the internal accounting controls of the Seller are believed to be adequate to detect any of the foregoing under current circumstances.

4.38 Medical Waste. With respect to the generation, transportation, treatment, storage, and disposal, or other handling of Medical Waste, the Seller, with respect to the Business, has complied with all Medical Waste Laws (as hereinafter defined).

“Medical Waste” includes, but is not limited to, (a) pathological waste, (b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste, and (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals. “Medical Waste” also includes any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. §§6992, et seq. (“MWTA”).

“Medical Waste Law” means the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: the MWTA; the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA §§2501 et seq.; the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA §§1401 et seq.; the Occupational Safety and Health Act, 29 USCA §§651 et seq.; the United States Department of Health and Human Services, National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119; and any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.

4.39 No Untrue or Inaccurate Representation or Warranty. No representation or warranty by Sellers contains or will contain any untrue statement of fact, or omits or will omit to state a fact necessary to make the statements therein not misleading.

5. REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING COMPANIES. The Acquiring Companies represent and warrant to the Seller that the statements contained in this Section 5 are correct and complete as of the Closing Date.

5.1 Organization of PainCare and Subsidiary. PainCare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with authorization to do business in Georgia.

5.2 Authorization of Transaction. PainCare and Subsidiary have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of PainCare, enforceable in accordance with its terms and conditions.

5.3 No Violations. Neither the execution, delivery nor performance of this Agreement or any other documents, instruments or agreements executed by the Acquiring Companies in connection herewith, nor the consummation of the transactions contemplated hereby: (a) constitutes a violation of or default under (either immediately, upon notice or upon lapse of time) the Articles of Incorporation or Bylaws of Buyer, any provision of any contract to which Buyer or its assets may be bound, any judgment to which Buyer is bound or any law applicable to Buyer; or (b) result in the creation or imposition of any encumbrance upon, or give any third person any interest in or right to, any or all of the Initial Shares or any other capital stock of Buyer or any of the assets of Buyer; or (c) result in the loss or adverse modification of, or the imposition of any fine or penalty with respect to, any license, permit or franchise granted or issued to, or otherwise held by or for the use of, Buyer.

5.4 Consents. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not require any consent that has not been received prior to the date hereof.

5.5 Brokers. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller or the Seller could become liable or obligated.

5.6 Full Disclosure. To the best knowledge of Buyer, no representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not materially misleading.

6. OTHER MATTERS

6.1 Confidentiality. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Business, Seller hereby covenants and agrees as follows:

(a) Covenant of Confidentiality. Seller shall not at any time subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning the Business, the Purchased Assets or the Assumed Liabilities. For purposes hereof, “confidential information” shall mean and include, without limitation, all Intellectual Property which are Purchased Assets, all patient files and information on the Business, and all other information concerning the processes, apparatus, equipment, services offered, packaging, products, marketing and distribution methods of the Business, not previously disclosed to the public directly by Seller.

(b) Equitable Relief for Violations. Seller agrees that the provisions and restrictions contained in this Section are necessary to protect the legitimate continuing interests of the Acquiring Companies in acquiring the Business through the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, and that any violation or breach of these provisions will result in irreparable injury to the Acquiring Companies for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to the Acquiring Companies for such violation or breach and regardless of any other provision contained in this Agreement, the Acquiring Companies shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section.

6.2 After Closing. After the Closing, each party will afford the other party, its counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in such party’s possession relating directly or indirectly to the properties, liabilities or operations of the Business, with respect to periods prior to the

Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party for any proper business purpose. Each party agrees for a period extending three years after the Closing not to destroy or otherwise dispose of any such records without first offering in writing to surrender such records to the other party, which party shall have ten (10) days after such offer to agree in writing to take possession thereof.

6.3 Bulk Sales Compliance. Following the execution of this Agreement, Buyer and Seller shall cooperate in complying with all provisions of the bulk sales or bulk transfer statutes of all states having jurisdiction, in such a way as to provide the Acquiring Companies the greatest measure of protection against the creditors of Seller allowable under all such statutes.

6.4 Management Agreement. In connection with this acquisition, the Parties agree that the Subsidiary will enter into as of the Closing with the Company a management services agreement in the form attached hereto as Exhibit “A” (hereinafter the “MSA”) and Dr. Windsor and the Company will execute and deliver an Employment Agreement in the form attached hereto as Exhibit “B”. Dr. Windsor shall be designated by the Subsidiary as the Medical Group Administrator under the MSA.

7. FURTHER COVENANTS OF SELLER

Seller covenants and agrees as follows:

7.1 Access to Information and Records. Seller shall give Buyer, its counsel, accountants and other representatives(i)access during normal business hours to all of the properties, books, records, contracts and documents of Seller relating to the Business or the Purchased Assets or Assumed Liabilities for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Seller shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the Business Buyer may request); (ii) access to employees, agents and representatives of the Business for the purpose of conducting business, meetings and communications as Buyer reasonably desires; and (iii) access to vendors, customers, manufacturers of its medication and equipment, and others having business dealings with the Business.

7.2 Maintain Organization. Seller will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of the Business and will use their best efforts to preserve the Business intact, to keep available to the Acquiring Companies the present non-medical employees of the Business, and to preserve for the Acquiring Companies its present relationships with suppliers and customers and others having business relationships with the Business.

7.3 No Breach. Seller will not do or omit any act, or permit any omission to act, which may cause a breach of any contract, commitment or obligation material to the Business, or any breach of any representation, warranty, covenant or agreement made by Seller herein, or which would have required disclosure pursuant to this Agreement.

7.4 No Material Contracts. No contract or commitment will be entered into, and no purchase of medication, equipment, inventory, or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Seller or the Subsidiary in connection with its operation of the Business.

7.5 Maintenance of Insurance. Seller shall take all necessary action to maintain for the benefit of the Subsidiary all of the insurance set forth in Disclosure Schedule 4.7.

7.6 Consents. Seller will use its best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

7.7 Other Action. Seller shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties’ obligations to consummate the transactions contemplated in this Agreement.

7.8 Disclosure. Seller shall have a continuing obligation which shall survive the Closing to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth herein or described in the disclosure schedules, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

8. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, Buyer’s obligations to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Section 8, except to the extent that such satisfaction is waived by Buyer in writing.

8.1 Representations and Warranties True on the Effective Date. Each of the representations and warranties made by Seller in this Agreement, and the statements contained in the disclosure schedules or in any instrument, list, certificate or writing delivered by Seller pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Effective Date as though such representations and warranties were made or given on and as of the Effective Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

8.2 Compliance With Agreement. Seller shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by Seller prior to or on the Effective Date, including the delivery of the closing documents specified in this Agreement.

8.3 Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced against Buyer, Seller, the Company or the Business with respect to the transactions contemplated hereby.

8.4. Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer prior to the Effective Date including, without limitation, the consent and approval of Laurus. Notwithstanding the foregoing, receipt of the consent of any third party to the assignment of a Contract which is not (and is not required to be) disclosed in the disclosure schedules shall not be a condition to Buyer’s obligation to close, provided that the aggregate of all such Contracts does not represent a material portion of the sales or expenditures of the Business. After the Closing, Seller will continue to use its best effects to obtain any such consents or approvals, and Seller shall not hereby be relieved of any liability hereunder for failure to perform any of its covenants or for the inaccuracy of any representation or warranty.

8.5. Estoppel Certificates. Buyer shall have obtained on or prior to the Effective Date an estoppel certificate or status letter from the landlord under the lease for the Business Location(s) to be assumed pursuant to this Agreement which estoppel certificate or status letter will certify (i) the lease is valid and in full force and effect; (ii) the amounts payable by Seller under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) that the transactions contemplated by this Agreement will not constitute default under the lease and that the landlord consents to the assignment of the lease to The Subsidiary.

8.6 Completion of Due Diligence, Schedules & Exhibits. Completion of Buyer’s due diligence and the completion and delivery of the Disclosure Schedules and Exhibits required by this Agreement, all to the reasonable satisfaction of Buyer, based upon its knowledge and information, of all matters relative to Seller, the Purchased Assets, Assumed Liabilities and the Business. If Buyer does not complete its due diligence or the Disclosure Schedules and Exhibits are not completed and delivered to the appropriate Party or if the Buyer is not reasonably satisfied as to all such matters by May 28, 2004, then this Agreement and all other collateral documents executed in connection with the transactions contemplated by this Agreement may be terminated and rescinded by Buyer and Seller shall immediately return to the Buyer any consideration paid to Seller and any other cost or expense incurred by the Acquiring Companies with respect to this transaction.

9. CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, Seller’s obligations to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Section 9, except to the extent that such satisfaction is waived in writing by Seller.

9.1 Representations and Warranties True on the Effective Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Effective Date as though such representations and warranties were made or given on and as of the Effective Date.

9.2 Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of Buyer’s agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Effective Date, including the delivery of the closing documents specified in this Agreement.

10. CLOSING

10.1 Closing Date. Consummation of the contemplated transaction (the “Closing”) shall take place on May 25, 2004 or on such other date or at such other time or place as may be mutually agreed upon in writing by the parties hereto (the “Closing Date”). Notwithstanding the foregoing Closing Date, the parties hereby agree that unless otherwise agreed in writing that the Closing shall not be effective until the satisfaction or waiver of the conditions precedent set forth in Sections 8 and 9 of this Agreement (the “Effective Date”). The Closing shall take place at the offices of Buyer in Orlando, Florida, or at such other place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the “Closing Date”.

10.2 Documents to be Delivered by Seller. At the Closing, Seller shall deliver to the Acquiring Companies the following documents, in each case duly executed or otherwise in proper form:

(a) Bills of Sale. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to the Subsidiary the Purchased Assets as contemplated hereby.

(b) Compliance Certificate. A certificate signed by the Seller that each of the representations and warranties made by Seller in this Agreement is true and correct in all material respects on and as of the Effective Date with the same effect as though such representations and warranties had been made or given on and as of the Effective Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Seller has performed and complied with all of Seller’s obligations under this Agreement which are to be performed or complied with on or prior to the Effective Date.

(c) Other Documents. All other documents, instruments or writings required to be delivered to the Acquiring Companies at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request including, without limitation, the “MSA” and Dr. Windsor’s Employment Agreement.

10.3 Documents to be Delivered by Buyer. At the Closing or as soon thereafter as is reasonably possible, Buyer shall deliver to Seller the following consideration and documents, in each case duly executed or otherwise in proper form:

(a) Purchase Price. To Seller the Cash Due At Closing required by Section 3.1 hereof.

(b) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Seller and its counsel to evidence the assumption of the Assumed Liabilities.

(c) Compliance Certificate. A certificate signed by the CEO of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Effective Date with the same effect as though such representations and warranties had been made or given on and as of the Effective Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Seller), and that Buyer has performed and complied with all of Buyer’s obligations under this Agreement which are to be performed or complied with on or prior to the Effective Date.

(d) Other Documents. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Seller may reasonably request.

11. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Execution Date:

11.1 General. In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

11.2 Tax Returns. The Seller shall be responsible for preparing and filing all income or franchise Tax Returns with respect to the Business relating to periods of time prior to the Closing Date. The Subsidiary will be responsible for preparing and filing all income and franchise Tax Returns of the Subsidiary relating to periods after the Closing. The Seller will provide the Subsidiary with an opportunity to review and comment on such Tax Returns (including any amended returns). The Seller will take no positions on its Tax Returns that relate to the tax period prior to the Closing Date that could adversely affect PainCare or the Subsidiary after the Closing.

11.3 Transition. Neither the Seller nor the Buyer will take any action that is designed, intended or likely to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Seller from maintaining the same business relationships with the Buyer and the Subsidiary after the Closing as he, she or it maintained with the Seller prior to the Closing.

11.4 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with: (a) any transaction contemplated under this Agreement; or (b) any fact, situation, circumstances, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date with respect to the Business, each of the Parties will cooperate with the contesting or defending Party and its or his counsel in the contest or defense, at the sole cost and expense of the contesting or defending Party except to the extent that the contesting or defending party is entitled to indemnification therefore under this Agreement.

11.5 Consents. The Seller hereby covenants and agrees that, after the Execution Date, he will use its best efforts to obtain all authorizations, consents, and approvals set forth in the Disclosure Schedules. If such consent, approval or agreement is not obtained, or if an attempted assignment thereof would affect the rights of the parties thereunder so that such parties would not in fact receive all such rights, the Parties will cooperate in any arrangement designed to provide for the Parties to receive the benefits under any such contract, including enforcement for the benefit of PainCare and Subsidiary of any and all rights of the Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

12. RESTRICTIVE COVENANTS

12.1 Covenants of the Company and Dr. Windsor. The Company, during the Term of the MSA (as defined in the MSA) and for two (2) years thereafter, and Dr. Windsor, during the term of such his employment pursuant to that certain employment agreement dated May 25, 2004 between Dr. Windsor and Company and for two (2) years thereafter, shall not:

12.1.1 Directly or indirectly, provide professional medical or other health care services, or have any interest in an entity which provides such services (except in connection with the Practice (as defined in the MSA), within a one hundred (100) mile radius, of any office location (the “Office Location”) of the Company;

12.1.2 Solicit, negotiate, discuss or enter into any agreement with any party other than Manager (as defined in the MSA) or an Affiliate of Manager, pursuant to which such party provides to the Company services similar to the services which Manager provides to the Company pursuant to the MSA;

12.1.3 Develop, hold any ownership interest in or participate in the management of, complete a practice sale to, contract with, or provide any other services (including any non-medical services) to any entity which operates a practitioner practice management business similar to that conducted by Manager or its Affiliates within a 100 mile radius of the Office Location; provided, however, it shall not be deemed a violation of this provision if Dr. Windsor only holds a passive investment of less than a Five Percent (5%) interest in, but does not contract with, any company that is traded on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market; or

12.1.4 Solicit for employment, or employ or engage, by himself, or on behalf of any other entity, as an employee, independent contractor or in any other capacity whatsoever, any individual who is or was employed by Manager, or an Affiliate of Manager, during the Term of the MSA.

12.2 Enforcement. The Company and Dr. Windsor agree that any breach of the restrictive covenant in Section 12 will result in irreparable damage to PainCare and Manager for which Manager will have no adequate remedy at law, and, therefore, the Company and Dr. Windsor consent to any temporary or permanent injunction or decree of specific performance by any court of competent jurisdiction in favor of PainCare and Manager enjoining any such breach, without prejudice to any other right or remedy to which PainCare and Manager shall be entitled including remedies at law. All of PainCare’s Affiliates and Manager’s Affiliates are specifically hereby named as third party beneficiaries of the covenants contained in Section 12 with full right and power to enforce these provisions against the Company and Dr. Windsor.

12.3 Revision/Severability. The necessity of each of the restrictions set forth in Section 12 and the nature and scope of each such restriction have been carefully considered, bargained for and agreed to by the Parties and the Parties conclusively agree that they are reasonable in time and geographic area and are necessary to protect the legitimate business interests of PainCare and Manager. However, in the event that any portion of this Section 12 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities, it shall be interpreted or rewritten to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable. Each of the provisions herein shall be deemed a separate and severable covenant. Moreover, the Parties agree that the existence of any claim or cause of action by the Company or Dr. Windsor against PainCare or Manager, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictive covenants set forth herein, but shall be litigated separately.

12.4 Tolling of Period. In the event of a breach of this Section 12, and PainCare or Manager, any of their successors and assigns or any of their Affiliates brings an action for injunctive relief or other relief, such Party bringing the action shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the restrictive covenant, unless a court of competent jurisdiction holds that the restrictive covenant is not enforceable in whole or in part. Accordingly, for any time period in which the restrictive covenants set forth in Section 12 are being violated, such time period shall not be included in calculating the duration of the restrictive covenants stated above.

13. SURVIVAL AND INDEMNIFICATION.

13.1 Survival of Representations and Warranties. All of the representations, warranties, covenants, and agreements including but not limited to the restrictive covenants and the indemnification provisions contained in this Agreement are material and have been relied upon by the Parties hereto and shall survive the Closing. The representations and warranties contained herein shall not be affected by any investigation, verification or examination by any Party or by anyone on behalf of such Party.

13.2 Indemnification Provisions for the Benefit of PainCare and the Subsidiary. In the event of: (a) a misrepresentation (or in the event any third party alleges facts that, if true, would mean a misrepresentation) of any of the Seller’s representations and/or warranties contained in this Agreement; (b) a breach (or in the event any third party alleges facts that, if true, would mean a breach) of any of the Seller’ covenants contained in this Agreement or any other agreement executed in connection herewith; or (c) any Liability or Claim against the Seller, the Business or the Purchased Assets of any nature whatsoever accrued or existing as of the Closing Date or related to actions of the Seller or arising out of the Business which occurred prior to, contemporaneously with or after the Closing Date, which is not reflected on the Disclosure Schedules and accepted by the Buyer, then the Seller agrees to indemnify PainCare and Subsidiary from and against any Adverse Consequences PainCare and Subsidiary may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the misrepresentation or breach (or alleged breach) or non-disclosed or non-accepted Liability. No provision of this Agreement, including but not in any way limited to, any “Knowledge” qualifiers or materiality standards in the representations and warranties of the Seller, shall have any effect on the Sellers’ indemnity for any Liability arising prior to the Closing Date.

13.3 Indemnification Provisions for the Benefit of the Seller. In the event of a misrepresentation or breach (or in the event any third party alleges facts that, if true, would mean a misrepresentation or breach) of any of PainCare’s or Subsidiary’s representations, warranties, and covenants contained in this Agreement, then PainCare and Subsidiary agree to indemnify the Seller from and against any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

13.4 Matters Involving Third Parties.

13.4.1 Notification. If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) pursuant to this Section, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party thereby is prejudiced and then only to the extent that the Indemnifying Party is actually prejudiced.

13.4.2 Defense by Indemnifying Party. The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within ten (10) business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the

Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill the Indemnifying Party’s indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and (e) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

13.4.3 Satisfactory Defense. So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10.4(b) above: (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) and any such settlement must include a complete release of the Indemnified Party.

13.4.4 Conditions. In the event any of the conditions in Section 13.4.2 above is or becomes unsatisfied, however: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses); and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 13.

13.4.5 Right to Set-Off. If any such cost, loss, damage, expense, liability, claim, or obligation occurs or is incurred by PainCare or Subsidiary, PainCare or Subsidiary shall have the right, after written notice to the Seller, at PainCare’s or Subsidiary’s option and in addition to any other actions permitted by law, to offset the amount of any such cost, loss, damage, expense, liability, obligation or claim against amounts due from PainCare or Subsidiary to the Seller, including the right to offset any post-closing payment due from PainCare or Subsidiary to the Seller under this Agreement or any other agreement.

13.4.6 Materiality. Notwithstanding any provision in this Agreement to the contrary, the indemnifying Party’s obligation to indemnify the Indemnified Party in connection with a breach of any representation, warranty, covenant or other agreement included in this Agreement, and the amount of damages to be indemnified, shall be determined without regard to any “material”, “materiality” (or correlative meanings”) or “material adverse effect” qualifications, provisions or exceptions set forth in such representation, warranty, covenant or other agreement, each of which shall be deemed to be given for the purposes of this Section 13 as though there were no such qualifications, provisions or exceptions.

13.4.7 Limitation. The indemnification provisions set forth in this Section 13 shall be limited to all claims in excess of Twenty Five Thousand and 00/100 Dollars ($25,000) (the “Threshold”). Once a claim exceeds the Threshold, if a Party is entitled to indemnification under this Section 13, such party shall recover all appropriate funds from the first dollar of damages. Further, the indemnitors shall not be liable for any liabilities resulting from claims that are covered by any insurance policy or other indemnity or contribution agreement unless, and only to the extent that, the full limit of such insurance policy, indemnity or contribution agreement has been exceeded. The Party entitled to indemnification shall have a duty to mitigate its damages.

14. MISCELLANEOUS

14.1 Disclosure Schedules. Information set forth in the Disclosure Schedules specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedules shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedules does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

14.2 Further Assurance. From time to time, at Buyer’s request and without further consideration, Seller will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in the Subsidiary good, valid and marketable title to the business and assets being transferred hereunder.

14.3. Assignment; Parties in Interest.

(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may, without consent of the other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Seller hereunder.

(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

14.4 Amendment and Modification. Buyer and Seller may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

14.5 Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)	If to Buyer, to:

PainCare Holdings, Inc.
37 North Orange Avenue
Suite 500
Orlando, Florida 32801
Attention: President

or to such other person or address as Buyer shall furnish to Seller in writing.

(b)	If to Seller, to:

C/O Robert E. Windsor, M.D.
8195 Grogan’s Ferry Rd.
Dunwoody, GA 30350

(with a copy to)

Arthur A. Graves, III, Esq.
The Oxford Law Firm
P.O. Box 8708 – Dept. #621
Newport Beach, CA 92660
Facsimile: (949) 442-0849

or to such other person or address as Seller and Principal Sellers shall furnish to Buyer in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

14.6 Intentionally Omitted.

14.7 Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

14.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.9 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

14.10 Press Releases, and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties.

14.11 Governing Law; Jurisdiction; Attorney’s Fees. This Agreement, and all proceedings hereunder, shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (either of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. In the event of any suit under this Agreement or otherwise between the parties hereto, the prevailing Party shall be entitled to all reasonable attorney’s fees and costs, including allocated costs of in-house counsel, to be included in any judgment recovered. In addition, the prevailing Party shall be entitled to recover reasonable attorney’s fees and costs, including allocated costs of in-house counsel, incurred in enforcing any judgment arising from a suit under this Agreement. This post-judgment attorney’s fees and costs provision shall be severable from the other provisions of this Agreement and shall survive any judgment on such suit and is not to be deemed merged into the judgment.

14.12 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence and all waivers must be in writing, signed by the waiving Party, to be effective.

14.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

14.14 Expenses. Except as set forth herein, each of the Parties will bear its or his own costs and expenses (including, but not limited to, legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

14.15 Further Assurances. Each Party shall, at the reasonable request of any other Party hereto, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents, and take such actions as such other Party may reasonably request in connection with the carrying out the terms and provisions of this Agreement.

14.16 Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from nor mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

14.17 Survival. All of the representations, warranties, covenants and agreements made by the Parties in this Agreement or pursuant hereto in any certificate, instrument or document shall survive the consummation of the transactions described herein shall survive for all applicable statute of limitations, and may be fully and completely relied upon by Sellers and Purchasers, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at Closing or thereafter.

14.18 Incorporation of Exhibits and Schedules. The exhibits and schedules (including the Disclosure Schedule) identified in this Agreement and the recitals first set forth above are incorporated herein by reference and made a part hereof.

14.19 Submission to Jurisdiction. Each party to this Agreement hereby submits to exclusive jurisdiction of any state or federal court within Orange County, Florida for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, any objections which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

15. DEFINITIONS. All capitalized words that are not capitalized for purposes of grammar and which are not defined in the text of this Agreement are defined terms with their definitions set forth on Exhibit 1.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

	“SELLERS”		“BUYER”

Georgia Pain Physicians, P.C		PainCare Holdings, Inc.

By:	/s/ Robert E. Windsor	By:	/s/ Randy Lubinsky
	Robert E. Windsor, M.D.		Randy Lubinsky, CEO
President and Secretary

Attest:		Attest:

Individual

By:	/s/ Robert E. Windsor
Robert E. Windsor, M.D.

Attest:

The Windsor Family Limited Partnership

By:	/s/ Robert E. Windsor
Robert E. Windsor, M.D.,
Manager Of R.E. Windsor, LLC, as
General Partner

Attest:

Windsor Nongrantor Trust (U/D/T 2004)

By:	/s/ Arthur A. Graves, III
Arthur A. Graves, III,
President First Trustee Fiduciary Services, Inc.
As Trustee

Attest:

EXHIBIT 1

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

1. “Accounts Receivable” means the accounts receivable of the Seller determined in accordance with GAAP with respect to the Business operations prior to the Closing Date arising from the rendering of services to patients through the Closing Date, including, without limitation, those from private pay patients, private insurance payors, third party payors and governmental programs.

“A/R Adjustment” has the meaning set forth in Section 3.2(a).

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” shall mean, with respect to any Person: (a) any corporation, proprietorship, partnership, limited liability company, or any other business entity whatsoever that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such Person; and (b) if the Person is an individual, any other individual who is related to such Person. For the purposes of this definition, the terms “controls,” “is controlled by” and “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Neither PainCare nor Subsidiary is an Affiliate of the Seller for purposes of this Agreement and the Seller is not an Affiliate of PainCare or Subsidiary for purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Buyer Shares” or PainCare Shares means any share of common stock of PainCare.

“Disclosure Schedule(s)” means the disclosure schedules accompanying this Agreement.

“Employee Benefit Plan” means any: (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); (d) Employee Welfare Benefit Plan; or (e) any bonus, incentive, severance, stock option, stock purchase, short-term disability plan or other material fringe benefit plan, program or arrangement, including policies concerning holidays, vacations and salary continuation during short absences for illness or otherwise.

“Environmental, Health, and Safety Requirements” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials (including petroleum products and asbestos) or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Intentionally Omitted.

“Formula Period” has the meaning set forth in Section 3.3.

“Formula Period Profits Statement” has the meaning set forth in Section 3.3.

“GAAP” means the United States generally accepted accounting principles in effect from time to time.

“Intended Installment Payment” has the meaning set forth in Section 3.3.

“Installment Payment” has the meaning set forth in Section 3.3.

“Installment Payment Discount” has the meaning set forth in Section 3.3.

“Installment Payment Premium” has the meaning set forth in Section 3.3.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” An individual will be deemed to have “Knowledge of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if the Shareholder or any individual who is a serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Liability” means any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including, but not in any way limited to, any liability for Taxes.

“PainCare” has the meaning set forth in the Preamble.

Intentionally Omitted.

“Party(ies)” has the meaning set forth in the Preamble.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization, any other form of entity whatsoever, or a governmental entity (or any department, agency, or political subdivision thereof).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any lien, claim, encumbrance, mortgage, hypothecation, pledge, or other security interest, excluding purchase money security interests arising in the ordinary course of business and liens arising by operation of law for Taxes not yet due and payable.

“Subsidiary” has the meaning set forth in the Preamble.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, production, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including interest, penalty, or additions thereto, whether disputed or not, and whether or not accrued on the Financial Statements.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.